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                                                                    Exhibit 15.1

April 7, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
          Re:  The Goldman Sachs Group, Inc.
            Registration Statement on Form S-8
            (No. 333-80839)

Commissioners:

     We are aware that our report dated April 5, 2000 on our review of the condensed consolidated statement of financial condition of The Goldman Sachs Group, Inc. and Subsidiaries (the "Company") as of February 25, 2000, and the related condensed consolidated statements of earnings for the three months ended February 25, 2000 and February 26, 1999, the condensed consolidated statement of changes in stockholders' equity and partners' capital for the three months ended February 25, 2000 and the condensed consolidated statements of cash flows and comprehensive income for the three months ended February 25, 2000 and February 26, 1999 and included in the Company's quarterly report on Form 10-Q for the quarter ended February 25, 2000 is incorporated by reference in its registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP